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                                                                    Exhibit 10.5

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT ("Agreement") entered into this 1/st/ day of January 2000 ("Effective Date"), by and between Guaranty Federal Savings Bank (the "Bank") and James E. Haseltine (the "Executive"). WHEREAS, the Executive is currently employed by the Bank as President and Chief Executive Officer and is experienced in the business of the Bank; and WHEREAS, the parties desire by this writing to set forth the rights and responsibilities of the Bank and Executive if the Bank should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Executive is employed in the capacity as the President and Chief Executive Officer of the Bank. The Executive shall render such administrative and management services to the Bank and Guaranty Federal Bancshares, Inc. ("Parent") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive's other duties shall be such as the Board of Directors for the Bank (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Bank and the Parent.

2. Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter ("Term").

3. Termination of Employment in Connection with or Subsequent to a Change in Control. (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive's employment under this Agreement, absent Just Cause, in connection with, or within twenty-four (24) months after, any Change in Control of the Bank or Parent, Executive shall be paid an amount equal to two (2.0) times the Executives "base amount" as defined in
Section 280G(b)(3) of the Internal Revenue Code of 1986 ("Code"), and the costs associated with maintaining coverage under the Bank's medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of two years thereafter. Said sum shall be paid, at the option of Executive, either in one (1) lump sum not later than the date of such termination of employment or in periodic payments over the next24 months, as if Executive's employment had not been terminated. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Parent shall be deemed an "excess parachute payment" in accordance with
Section 280G of the Code and be subject to the excise tax provided at
Section 4999(a) of the Code. The term "change in control" shall refer to (i) the sale of all,


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or a material portion, of the assets of the Bank or the Parent; (ii) the merger or recapitalization of the Bank or the Parent whereby the Bank or the Parent is not the surviving entity; (iii) a change in control of the Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Parent by any person, trust, entity or group. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering of Bank or Parent stock or the purchase of shares of up to 25% of any class of securities of the Bank or Parent by a tax-qualified employee stock benefit plan which is exempt from the approval requirements, set forth under 12 C.F.R.(S)574.3(c)(1)(vi) as now in effect or as may hereafter be amended. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. (b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment within 24 months following a change in control of the Bank or Parent, and Executive shall thereupon be entitled to receive the payment described in
Section 3(a) of this Agreement, upon the occurrence, or within 120 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing:(i) if Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank, Executive would be required to report to a person or persons other than the President or Executive Vice President of the Bank; (iii) if the Bank should fail to maintain Executive's base compensation in effect as of the date of the Change in Control and the existing employee benefits plan, including material fringe benefit, stock option and retirement plans; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section1,herein; or (v) if Executive's responsibilities or authority have in any way been materially diminished or reduced.

4. Other Changes in Employment Status. Except as provided for at Section 3, herein, the Board of Directors may terminate the Executive's employment at any time with our without Just Cause within its sole discretion. This Agreement shall not be deemed to give Executive any right to be retained in the employment or service of the Bank, or to interfere with the right of the Bank to terminate the employment of the Executive at any time. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for "Just Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or


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regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

5. Regulatory Exclusions. (a) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) and 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the contracting parties shall not be affected. (b) If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties. (c) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the
Bank: (i) by the Director of the Office of Thrift Supervision ("Director of OTS"), or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or
(ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action. (d) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the FDIA (12U.S.C. 1818(e)(3) and (g)(1)), the
Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may within its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. (e) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. (S)1828(k) and any regulations promulgated thereunder.

6. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.



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(b) the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

7. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

8. Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Missouri, except to the extent that Federal law shall be deemed to apply.

9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Further, the settlement of the dispute to be approved by the Board of the Bank may include a provision for the reimbursement by the Bank to the Executive for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten
(10) days of Executive furnishing to the Bank or Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.

11. Confidential Information. The Executive acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Bank and the Parent and its customers and businesses ("Confidential Information"). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Bank or the Parent consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Bank, the Parent, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Bank and the Parent. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank or the Parent, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank or the Parent. Executive acknowledges and agrees thatt he existence of this Agreement and its terms and conditions constitutes Confidential Information of the Bank, and the Executive agrees not to disclose the Agreement or its


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contents without the prior written consent of the Bank. Notwithstanding the foregoing, the Bank reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Bank, disciplinary action against the Executive taken by the Bank, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity.

12. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto. This Agreement supercedes any prior written Employment Agreement or Severance Agreements between the Executive and the Bank or the Parent.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and first hereinabove written.

Guaranty Federal Savings Bank
By /s/ Jack L. Barham

ATTEST:

/s/ E. Lorene Thomas
Secretary

WITNESS:

/s/ Bruce Winston

/s/ James E. Haseltine
Executive


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[remainder of exhibit]

In addition to the accompanying change in control severance agreement with Mr. Haseltine, Guaranty Federal Savings Bank (a subsidiary of the registrant) entered into virtually identical agreements as of the same date with eight employees of the bank. These additional contracts provide for the payment of two times the employee's "base amount" (as defined in 26 U.S.C. Section 280G(b)(3))in the event of a change in control. Between October 2000 and February 2001, three additional officers entered into employment agreements with the bank. These three agreements provide for a payment of 2.99 times the employee's base amount in the event of a change in control.


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